SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 11, 2003

LAKELAND BANCORP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	33-27312	22-2953275

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

250 Oak Ridge Road, Oak Ridge, New Jersey	07438

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number,

including area code:  (973) 697-2000

Item 5.	Other Events and Regulation FD Disclosure

The following discussion updates our prior disclosures relating to the pending bankruptcy proceedings of Commercial Money Center, Inc. and Commercial Servicing Corporation, Case No. 02-09721-H, (United States Bankruptcy Court, Southern District of California) (the “Bankruptcy Proceedings”), as well as the proceedings in and related cases now pending in In re Commercial Money Center, Inc. Equipment Lease Litigation in the United States District Court for the Northern District of Ohio, Eastern Division, MDL Case No. 1:02-CV-16000 (the “MDL Proceedings”). The Bankruptcy Proceedings are related to, but distinct from, the MDL Proceedings.

Summary of Recent Developments in The Bankruptcy Proceedings

On June 11, 2003, the California Bankruptcy Court approved a settlement agreement (the “Amended Lakeland Agreement”) among Lakeland Bank (“Lakeland”), NetBank and the chapter 7 bankruptcy trustee (the “Trustee”). The Amended Lakeland Agreement resolves all claims of the Trustee with respect to the leases that were guaranteed by surety bonds issued by RLI Insurance Company (“RLI”) and American Motorists Insurance Company (“AMICO”), as well as all claims related to the surety bonds. The Amended Lakeland Agreement did not settle the Trustee’s alleged claims related to the leases guaranteed with surety bonds issued by Royal Indemnity Company (“Royal”) or its claims related to those surety bonds.

Lakeland believes that the approval of the Amended Lakeland Agreement enhances its position in the separate MDL Proceedings since the agreement resolves any conflicts previously presented by the Trustee’s assertion of claims relating to the RLI and AMICO leases and surety bonds. Lakeland intends to seek recovery against RLI, AMICO and Royal (the “Sureties”) for the amounts paid pursuant to this settlement. For further information on the MDL Proceedings, please see Lakeland Bancorp, Inc.’s prior SEC filings, including its Reports on Form 10-K, 10-Q and 8-K.

The Trustee’s claims against Lakeland concern the leases and related surety bonds that Lakeland purchased from Commercial Money Center, Inc. (“CMC”). These claims are based on the Trustee’s assertion that Lakeland’s interests in the leases were not properly perfected and that he could avoid those interests, as well as Lakeland’s interests in the related surety bonds, under the Bankruptcy Code. Lakeland disputes these claims, but contends that, in any event, it was the responsibility of CMC, as well as all of the Sureties who issued surety bonds guaranteeing payment of Lakeland’s interests in the leases purchased from CMC, to make sure that Lakeland’s interests were properly perfected.

In addition to approving the Amended Lakeland Agreement, the California Bankruptcy Court approved a settlement agreement between the Trustee and one of the Sureties, Royal Indemnity Company (the “Amended Royal Agreement”).

Under the Amended Royal Agreement, Royal has agreed, among other things, to fund litigation by the Trustee against Lakeland to avoid its interests in the leases that were guaranteed by surety bonds issued by Royal, as well as Lakeland’s interests in the surety bonds themselves. Lakeland intends to vigorously defend these claims and to pursue recovery from Royal for all damages suffered and costs incurred as a result of Royal’s financing of these claims.

Background

As has been reported in prior filings, CMC, the originator, seller and subservicer of certain leases purchased by Lakeland, filed for bankruptcy protection on May 30, 2002 with the United States Bankruptcy Court for the Southern District of Florida (the “Florida Bankruptcy Court”). The Florida Bankruptcy Court ordered that all collections by the servicers and sub-servicers under the leases be paid in escrow to the bankruptcy trustee pending final resolution of rights to those collections. On September 18, 2002, the bankruptcy action was transferred to the United States Bankruptcy Court for the Southern District of California (the “California Bankruptcy Court”).

On February 5, 2003, Lakeland and the Trustee entered into a proposed settlement agreement, subject to the California Bankruptcy Court’s approval, that would have settled and resolved all of the CMC bankruptcy estate’s claims against Lakeland (the “Lakeland Settlement”). These claims, which are strongly contested by Lakeland, are based on the Trustee’s assertion that Lakeland’s interests in the leases were not perfected and that he could avoid those interests, as well as Lakeland’s interests in the surety bonds and insurance policies that guarantee the income stream from the leases, under Section 544 of the United States Bankruptcy Code. On February 19, 2003, the Trustee filed a motion with the California Bankruptcy Court requesting approval of the Lakeland Settlement.

A hearing on the Trustee’s motion to approve the Lakeland Settlement was set for April 2, 2003. At the hearing, the Trustee requested a continuance on his motion and announced that he had entered into a separate proposed agreement with Royal Indemnity Company (the “Royal Agreement”), one of the sureties who issued surety bonds guaranteeing the payments from leases that Lakeland purchased from CMC (the “Royal Bonded Leases”). The Trustee indicated that the California Bankruptcy Court should not consider the proposed Lakeland Settlement without also considering the proposed Royal Agreement and determining which settlement would provide greater benefit to the bankruptcy estate. The Trustee also stated that his preliminary review indicated that the Royal Agreement provided greater benefits to the bankruptcy estate than the Lakeland Settlement. The California Bankruptcy Court scheduled a status conference for May 22, 2003, and an evidentiary hearing for June 4-5, 2003.

On May 22, 2003, the Trustee and Lakeland informed the California Bankruptcy Court that they had entered into a revised settlement that, according to the Trustee, yielded greater benefits to the bankruptcy estate than the benefits offered by the Royal Agreement. The California Bankruptcy Court ordered that Royal would be given the opportunity to increase its offer to the Trustee at the hearing on June 4-5, 2003.

On June 4-5, 2003, Royal increased its offer to the Trustee, which in turn was countered by Lakeland. After a series of competing offers, the California Bankruptcy Court adjourned on June 5, 2003 to allow the parties to attempt to negotiate a settlement.

The Settlement Agreements

The following is a summary of the Amended Lakeland Agreement:

•	The Trustee assigns to Lakeland any interest the bankruptcy estate may have in the leases that Lakeland purchased from CMC (the “RLI and AMICO Leases”) that were guaranteed by surety bonds issued by RLI and AMICO (the “RLI and AMICO Bonds”).

•	The Trustee assigns to Lakeland any interest the estate may have in the RLI and AMICO Bonds and releases any claims the Trustee may have against Lakeland relating to the RLI and AMICO Leases and the RLI and AMICO Bonds.

•	Lakeland will pay the bankruptcy estate $700,980 in cash.

•	Lakeland will also pay the bankruptcy estate an amount equal to 14.17% of its recovery from RLI and AMICO in the MDL Proceedings, in an amount not to exceed $851,190.

•	Lakeland will pay to the Trustee an amount equal to 38% of all future income derived from the RLI and AMICO Leases and related collateral.

•	The Trustee has agreed that Lakeland may retain its security interest in the collateral in the RLI and AMICO Leases. In return, however, Lakeland has acknowledged that its security interests secured the right to collect on a lease-by-lease basis and was not cross-collateralized between leases in lease pools. The net effect of this arrangement is that Lakeland will recognize the value of repossessed equipment under defaulted leases, but the bankruptcy estate will receive the value of any residual payments under leases that fully perform.

The following is a summary of the Amended Royal Agreement:

•	Royal will pay to the Trustee the sum of $3,000,000 in cash out of its own funds.

•	Royal will pay to the Trustee the sum of up to $500,000 (plus additional amounts in the sole discretion of Royal) to fund the legal expenses and costs of the Trustee (the “Litigation Expenses”) in pursuing claims against NetBank and Lakeland to set aside or avoid NetBank and Lakeland’s interests in the lease pools that Lakeland purchased from CMC and that were guaranteed by surety bonds issued by Royal (the “Royal Leases”), collection accounts containing the income stream from the Royal Leases, reserves to secure payment of the Royal Leases, and the surety bonds issued by Royal guaranteeing payment of the income stream from the Royal Leases (the “Royal Bonds”).

•	Collections from the Royal Leases shall remain in escrow with the Trustee until final resolution of the avoidance claims. If Lakeland prevails on the avoidance claims, collections on the Royal Leases should be remitted to Lakeland.

•	If the Trustee recovers any amounts against NetBank and Lakeland on its avoidance claims, the Trustee shall first reimburse Royal for $2 million of the amount paid to the Trustee. Then, the Trustee shall receive 95% and Royal shall receive 5% of any recoveries until the Trustee has received a total of $3,420,000. Thereafter, Royal shall receive the next $1 million plus any amounts paid to or on behalf of the Trustee for the Litigation Expenses. Finally, the Trustee and Royal will share equally in any additional recoveries from NetBank and Lakeland.

•	If the Trustee is successful in avoiding NetBank and Lakeland’s interests in the Royal Bonds, the Trustee has agreed to the rescission of the Royal Bonds.

•	Upon final resolution of NetBank and Lakeland’s claims in the MDL Proceedings, Royal will pay to the Trustee an amount equal to 4% of the difference between $40 million and the total amount that Royal is required to pay NetBank and Lakeland under the Royal Bonds, not to exceed $800,000.

•	The Trustee transfers to Royal an undivided 10% interest in any residual rights that the Trustee has in the equipment that is part of the collateral for the lease streams.

•	Royal shall have an allowed unsecured claim in the amount of Royal’s Proof of Claim, which shall be reduced by: (1) any payments received by Royal under the Amended Royal Agreement in excess of what Royal pays under the Amended Royal Agreement, (2) the amount of any premiums received (if the bonds are rescinded); (3) the amount of any cash reserves retained by Royal; and (4) the amount that the Proof of Claim exceeds amounts paid by Royal under the Royal Bonds.

Lakeland intends to vigorously pursue its claims against the Sureties in the MDL Proceedings and has filed a Motion for Leave to Supplement its Complaint in the MDL Proceedings to allege additional claims relating to Royal’s actions in connection with the Bankruptcy Proceedings.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Lakeland Bancorp, Inc.’s assessment of the litigation described herein, including but not limited to its statements concerning the potential outcome, involves forward-looking statements involving risks and uncertainties, such as the potential failure of applicable judicial authorities to concur with Lakeland Bancorp, Inc.’s position, that could cause actual results to differ materially. For additional information about the litigation discussed in this report, see Lakeland Bancorp, Inc.’s other SEC filings, including its periodic reports on Form 10-K, 10-Q and 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND BANCORP, INC.

By:	/S/ ROGER BOSMA
Roger Bosma
President and Chief Executive Officer

Dated: June 18, 2003